UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2008

FRANKLIN CREDIT MANAGEMENT CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-17771	75-2243266
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Hudson Street Jersey City, New Jersey (Address of Principal Executive Offices)	07302 (Zip Code)

Registrant’s telephone number, including area code:  (201) 604-4402

_______________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                       Other Events.

In its Current Report on Form 8-K, filed on January 4, 2008 (the “January 8-K”), Franklin Credit Management Corporation (the “Company”) announced, among other things, the continued delay in the filing of its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007 (“Q3 2007”), in order to permit the Company to completely reassess its allowance for loan losses.

At the time, the Company believed that the reassessment would be complete, and it would file its Form 10-Q for Q3 2007 on or before January 31, 2008.  The Company currently expects that it will complete its reassessment in time to enable it to file its Form 10-Q for Q3 2007 on or before March 31, 2008.  The Company also currently expects to file its Annual Report on Form 10-K for the year ended December 31, 2007 on or before March 31, 2008.

In its Current Report on Form 8-K, filed on November 15, 2008, the Company announced that it expected the reassessment to result in a substantial increase in the provision for loan losses and, concomitantly, a substantial negative stockholders’ equity as of September 30, 2007.  In its January 8-K, the Company announced the reduction of its indebtedness by approximately $300 million, which should result in the Company recognizing a substantial gain, which should restore the Company to positive net worth as of the year ended December 31, 2007.  However, the related accountants’ review has not been completed.

On February 5, 2008, the Company issued a press release relating to the matters described above.  A copy of the press release is attached hereto as Exhibit 99.1, which is incorporated in this Item 8.01 by reference.

Item 9.01                       Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	Press Release, dated February 5, 2008, entitled “Franklin Credit Management Announces Further Delay in Reporting Third Quarter Operating Results.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                FRANKLIN CREDIT MANAGEMENT CORPORATION

                By: /s/ A. Gordon Jardin
               Name: A. Gordon Jardin
               Title:   Chief Executive Officer

Date:  February 6, 2008